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Cboe Global Markets Reports Results for Second Quarter 2021

Second Quarter 2021 Highlights*

●	Diluted EPS for the Quarter of $0.98, Down 5 percent
●	Adjusted Diluted EPS¹ for the Quarter of $1.38, Up 5 percent
●	Net revenue for the Quarter of $351 million, Up 18 percent
●	Returned $79 million to shareholders through share repurchases and dividends
●	The company increases its 2021 organic growth target for recurring non-transaction revenue to 12 to 13 percent, from its previous guidance range of 10 to 11 percent[2]

CHICAGO, IL – July  30, 2021 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the second quarter of 2021.

“In the second quarter we achieved strong year-over-year revenue growth driven by robust trading in our proprietary index products and demand for our data and access solutions products. With the closing of our acquisition of Chi-X Asia Pacific on July 1, we further solidified our strategic vision of building one of the world’s largest global derivatives and securities networks. With the addition of Chi-X to the Cboe network, we are eager to leverage our strong ecosystem of proprietary index products and data and access solutions to reach an expanding global network of customers," said Edward T. Tilly, Cboe Global Markets Chairman, President and Chief Executive Officer. "As we look to the second half of 2021, we have a number of attractive growth initiatives underway. We remain on target for our September launch of Cboe Europe Derivatives, further expanding our global derivatives network. Lastly, we remain confident in the outlook for organic revenue growth and are raising our organic growth target for recurring non-transaction revenue. This is an incredibly exciting time at Cboe as years of planning and consistent execution have enabled our strong progress toward our strategic vision. We look forward to delivering enhanced value to our customers and our shareholders, as we continue to expand our global network and broaden access to Cboe’s products and services."

“We are pleased to report another quarter of solid financial results and ongoing momentum in executing against our strategic priorities.  Our strong cash flow generation allowed us to return nearly $79 million to shareholders through share repurchases and dividends in the second quarter while continuing to invest in the long-term growth of our business," said Brian N. Schell, Cboe Global Markets Executive Vice President, Chief Financial Officer and Treasurer.  “We begin the second half of the year in a strong financial position. We are increasing our full-year recurring non-transaction organic revenue2 growth target to 12 to 13 percent from 10 to 11 percent to incorporate stronger organic growth.  Recurring non-transaction revenue, which includes acquisitions, is now expected to increase by 15 to 16 percent, up from previous guidance of 11 to 12 percent, due to stronger organic growth and the addition of Chi-X.  Our full-year expense guidance remains unchanged for 2021. While we will absorb the full impact of the Chi-X acquisition to our expense base in the second half of the year, we expect lower expenses than originally anticipated primarily due to timing changes and delays in filling open roles. Overall, we remain focused on continuing to balance our long-standing disciplined capital allocation priorities to sustainably grow our business while maintaining a strong balance sheet and preserving financial flexibility to further enhance shareholder value.”

*All comparisons are second quarter 2021 compared to the same period in 2020.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

(2) Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

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Consolidated Second Quarter Results -Table 1

Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended June 30, 2021 and 2020.

Table 1
Consolidated Second Quarter Results					2Q21	2Q20
($ in millions except per share)	2Q21	2Q20	Change		Adjusted[1]	Adjusted[1]	Change
Total Revenues Less Cost of Revenues	$350.6	$296.9	18%		$350.6	$296.9	18%
Total Operating Expenses	$160.6	$135.2	19%		$128.3	$95.8	34%
Operating Income	$190.0	$161.7	18%		$222.3	$201.1	11%
Operating Margin %	54.2%	54.5%	(0.3)	pp	63.4%	67.7%	(4.3)	pp
Net Income Allocated to Common Stockholders	$105.2	$113.3	(7)%		$147.4	$143.3	3%
Diluted EPS	$0.98	$1.03	(5)%		$1.38	$1.31	5%
EBITDA[1]	$231.8	$201.6	15%		$233.6	$211.0	11%
EBITDA Margin % [1]	66.1%	67.9%	(1.8)	pp	66.6%	71.1%	(4.5)	pp

●	Total revenues less cost of revenues (referred to as “net revenue”) of $350.6 million increased 18 percent, compared to $296.9 million in the prior-year period, primarily reflecting increases in net transaction and clearing fees and access and capacity fees[1]. Inorganic net revenue[1] in the second quarter of 2021 was $22.2 million.
●	Total operating expenses were $160.6 million versus $135.2 million in the second quarter of 2020. Adjusted operating expenses¹ of $128.3 million increased 34 percent compared with $95.8 million in the second quarter of 2020, primarily due to acquisitions closed in 2020, resulting in higher compensation and benefits and technology support services. Additionally, professional fees and outside services increased compared to the second quarter of 2020 as a result of increases in legal fees, regulatory costs, and contract services.
●	The effective tax rate for the second quarter of 2021 was 41.1 percent compared with 27.5 percent in the second quarter of 2020. The higher effective tax rate in 2021 is primarily due to the remeasurement of UK deferred tax liabilities following the UK tax rate increase from 19 percent to 25 percent enacted during the second quarter and effective April 1, 2023. The effective tax rate on adjusted earnings[1] was 30.1 percent compared with 26.7 percent in last year’s second quarter. The higher effective tax rate on adjusted earnings in the second quarter of 2021 was primarily due to increases in uncertain tax positions.
●	Diluted EPS for the second quarter of 2021 decreased 5 percent to $0.98. Adjusted diluted EPS[1] of $1.38 increased 5 percent compared to 2020’s second quarter results.

Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by
Business Segment
(in millions)	2Q21	2Q20	Change
Options	$178.6	$150.6	19%
North American Equities	89.2	90.6	(2)%
Futures	27.4	20.9	31%
Europe	41.6	21.1	97%
Global FX	13.8	13.7	1%
Total	$350.6	$296.9	18%

(1) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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Discussion of Results by Business Segment:

Options:

●	Options net revenue of $178.6 million was up $28.0 million, or 19 percent, from the second quarter of 2020, primarily due to an increase in net transaction and clearing fees[1], as a result of higher trading volumes in both index and multi-listed options, as well as increases in access and capacity fees and market data fees.
●	Net transaction and clearing fees¹ increased $20.3 million, or 18 percent, reflecting a 12 percent increase in total options average daily volume (“ADV”) and a 5 percent increase in total options revenue per contract (“RPC”) compared to the second quarter 2020. The increase in total options RPC was due to a mix shift, with index options representing a higher percentage of total options volume. The RPC for multi-listed options increased 31 percent, primarily due to pricing changes and a shift in customer concentration. The RPC for index options decreased 5 percent, primarily reflecting the reversal of fee realignments implemented in 2020 in response to the temporary closure of the trading floor.
●	Cboe’s Options business had total market share of 30.4 percent for the second quarter of 2021 compared to 35.2 percent in the second quarter of 2020, primarily reflecting a decrease in Cboe’s multi-listed options market share for the quarter of 26.8 percent compared to 31.4 percent in the second quarter of 2020. While market share declined, revenue per contract increased 31 percent year-over-year, reflecting a mix shift in order flow by order and customer type.

North American (N.A.) Equities:

●	N.A. Equities net revenue of $89.2 million was down $1.4 million, or 2 percent, primarily due to decreases in transaction and clearing fees and market data fees, offset somewhat by growth in access and capacity fees. The 2020 acquisitions of BIDS Trading and MATCHNow contributed $10.0 million in net revenue for the quarter.
●	The decrease in net transaction and clearing fees primarily reflects a 15 percent decline in U.S. equities industry ADV compared to the second quarter of 2020.
●	Cboe U.S. Equities exchanges had market share of 14.3 percent for the second quarter of 2021 compared to 16.1 percent in the second quarter of 2020. The decrease was primarily due to higher off-exchange trading volume in the second quarter of 2021, averaging 43.3 percent of total market volume compared to 41.8 percent in the second quarter of 2020.

Futures:

●	Futures net revenue of $27.4 million increased $6.5 million, or 31 percent, primarily due to an increase in net transaction and clearing fees[1].
●	Net transaction and clearing fees¹ increased $6.4 million, or 41 percent, reflecting a 49 percent increase in ADV, offset somewhat by a 5 percent decline in RPC. The RPC decline was primarily due to the addition of Mini-VIX futures, which are one-tenth the size of the standard VIX futures and have a lower fee per contract. The RPC variance also reflects higher volume from corporate bond index futures and associated market maker incentives.

Europe:

●	Europe net revenue of $41.6 million increased by 97 percent, primarily reflecting the addition of EuroCCP in July 2020, which contributed $11.7 million in net revenue, and the impact of favorable currency exchange rates. Average daily notional value (“ADNV”) for the overall market was up 5 percent during the quarter and ADNV traded on Cboe European Equities was €7.3 billion, up 16 percent from last year’s second quarter, while net capture increased 7 percent, reflecting a shift in the mix of volume by order book type.
●	For the second quarter of 2021, Cboe European Equities had 17.4 percent market share, up from 15.8 percent in the second quarter of 2020, primarily as a result of the positive impact of a liquidity incentive program initiated in May 2020, as well as successfully re-introducing Swiss securities on Cboe UK order books in February 2021.

Global FX:

●	Global FX net revenue of $13.8 million increased 1 percent, primarily as a result of higher net transaction and clearing fees¹. ADNV traded on the Cboe FX platform was $32.5 billion for the quarter, up 2 percent from last year’s second quarter and net capture per one million dollars traded was $2.71 for the quarter, down 2 percent compared to $2.77 in the second quarter of 2020.
●	Cboe FX had market share of 16.2 percent for the quarter compared to 16.4 percent in last year’s second quarter.

(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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2021 Fiscal Year Financial Guidance

The company updated or reaffirmed its guidance for the 2021 fiscal year as noted below. This guidance incorporates the company’s acquisition of Chi-X, which closed on July 1, 2021.

●	Recurring non-transaction revenue, defined as access and capacity fees plus proprietary market data, is now expected to increase by 15 to 16 percent, from a base of $342 million in 2020, up from previous guidance of 11 to 12 percent, with organic growth targeted in a range of 12 to 13 percent versus previous guidance of 10 to 11 percent. The increase reflects the addition of Chi-X, as well as stronger growth in organic recurring non-transaction revenue.
●	Revenue from acquisitions held less than a year is now expected to contribute net revenue growth in a range of 5 to 7 percentage points in 2021, up from 4 to 6 percentage points, reflecting the addition of Chi-X on July 1.
●	Reaffirmed that adjusted operating expenses are expected to be in the range of $531 to $539 million. The reaffirmation of adjusted expenses reflects the netting of incremental expenses related to the inclusion of Chi-X for the second half of 2021 and a reduction in guidance for expenses. The guidance excludes the expected amortization of acquired intangible assets of $126 million¹, the company plans to reflect the exclusion of this amount in its non-GAAP reconciliation.[2]
●	Depreciation and amortization expense, which is included in adjusted operating expenses above, is now expected to be in the range of $34 to $38 million, down from the previous range of $38 to $42 million, excluding the expected amortization of acquired intangible assets.
●	Reaffirmed that the effective tax rate[3] on adjusted earnings for the full year is expected to be in the range of 27.5 to 29.5 percent. The company now expects the adjusted effective tax rate for the full year to be at the higher end of the guidance range, due to the second quarter rate slightly exceeding the range. Significant changes in trading volume, expenses, federal, state and local tax laws or rates and other items could materially impact this expectation.
●	Capital expenditures are now expected to be in the range of $55 to $60 million, down versus the prior range of $60 to $65 million, primarily reflecting changes in the timing of certain projects.

Capital Management

At June 30, 2021, the company had adjusted cash3 of $442.6 million.  Total debt as of June 30, 2021 was $1,298.5 million. The increase in adjusted cash and debt at June 30 compared to December 31, 2020, includes borrowings used to fund the Chi-X acquisition, which closed on July 1, 2021.

The company paid cash dividends of $45.0 million, or $0.42 per share, during the second quarter of 2021 and utilized $33.7 million to repurchase 0.3 million shares of its common stock under its share repurchase program at an average price of $101.57 per share. As of June 30, 2021, the company had approximately $318.9 million of availability remaining under its existing share repurchase authorizations.

Earnings Conference Call

Executives of Cboe Global Markets will host a conference call to review its second-quarter financial results today, July 30, 2021, at 8:30 a.m. ET/7:30 a.m. CT.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 255-4313 from the United States, (866) 450-4696 from Canada or (412) 317-5466 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, July 30, 2021, through 11:00 p.m. CT, August 6, 2021, by calling (877) 344-7529 from the U.S., (855) 669-9658 from Canada or (412) 317-0088 for international callers, using replay code 10157218.

(1) Amount does not yet include any estimate for Chi-X acquisition.

(2) Specific quantifications of the amounts that would be required to reconcile the company’s organic growth guidance, adjusted operating expenses guidance and the effective tax rate on adjusted earnings guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and expenses that would be required to reconcile to GAAP revenues less costs of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

(3) A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

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About Cboe Global Markets

Cboe Global Markets (Cboe: CBOE), a leading provider of market infrastructure and tradable products, delivers cutting-edge trading, clearing and investment solutions to market participants around the world. The company is committed to operating a trusted, inclusive global marketplace, providing leading products, technology and data solutions that enable participants to define a sustainable financial future. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives and FX, across North America, Europe and Asia Pacific. To learn more, visit www.cboe.com.

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Cautionary Statements Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Some factors that could cause actual results to differ include: the impact of the novel coronavirus (“COVID-19”) pandemic, including changes to trading behavior broadly in the market; the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading and clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes; our ability to protect our systems and communication networks from security risks, cybersecurity risks, insider threats and unauthorized disclosure of confidential information; increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; fluctuations to currency exchange rates; our index providers’ ability to maintain the quality and integrity of their indexes and to perform under our agreements; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to attract and retain skilled management and other personnel; our ability to minimize the risks, including our credit and default risks, associated with operating a European clearinghouse; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing potential conflicts between our regulatory responsibilities and our for-profit status; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; our ability to manage our growth and strategic acquisitions or alliances effectively; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; and the accuracy of our estimates and expectations. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings made from time to time with the SEC.

We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

The condensed consolidated statements of income and balance sheets are unaudited and subject to reclassification.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Debbie Koopman
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7136
atu@cboe.com	tcave@cboe.com	dkoopman@cboe.com

CBOE-F

Trademarks:

Cboe®, Cboe Global Markets®, Cboe Volatility Index®, Bats®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, EuroCCP®, MATCHNow®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.

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Cboe Global Markets, Inc.

Key Performance Statistics by Business Segment

	2Q 2021	1Q 2021	4Q 2020	3Q 2020	2Q 2020
Options
Total industry ADV (in thousands)	36,442	41,974	32,197	29,535	28,243
Total company Options ADV (in thousands)	11,092	12,681	10,299	9,569	9,944
Multi-listed options	9,254	10,779	8,705	8,136	8,354
Index options	1,838	1,902	1,595	1,433	1,590
Total Options market share	30.4%	30.2%	32.0%	32.4%	35.2%
Multi-listed options	26.8%	26.9%	28.5%	29.0%	31.4%
Index options	98.7%	99.0%	99.3%	98.9%	99.4%
Total Options RPC:	$0.192	$0.177	$0.182	$0.173	$0.182
Multi-listed options	$0.067	$0.067	$0.068	$0.056	$0.051
Index options	$0.823	$0.803	$0.809	$0.842	$0.870

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	10.5	14.7	10.5	9.9	12.4
Market share %	14.3%	15.0%	15.1%	15.1%	16.1%
Net capture (per 100 touched shares)	$0.020	$0.015	$0.015	$0.017	$0.025
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	75.8	99.5	N/A	N/A	N/A
Net capture (per 100 touched shares)	$0.123	$0.121	N/A	N/A	N/A
Canadian Equities:
ADV (matched shares, in millions)	47.4	71.4	45.2	40.0	N/A
Total market share %	3.5%	3.1%	3.3%	3.3%	N/A
Market share % - TSX listed volume	5.0%	4.6%	4.7%	4.7%	N/A
Net capture (per 10,000 shares, in Canadian Dollars)	$7.782	$7.184	$8.300	$8.200	N/A

Futures
ADV (in thousands)	214	256	159	172	144
RPC	$1.648	$1.639	$1.575	$1.527	$1.743

Europe
Equities:
Total industry ADNV (Euros - in billions)	€42.0	€44.8	€37.5	€31.5	€40.1
Market share %	17.4%	16.8%	17.5%	17.7%	15.8%
Net capture (bps)	€0.267	€0.284	€0.259	€0.245	€0.248
EuroCCP:
Trades cleared (in thousands)	294,801.9	298,223.5	290,181.9	255,293.1	N/A
Fee per trade cleared	€0.011	€0.011	€0.011	€0.011	N/A
Net settlement volume (shares in thousands)	2,367.3	2,423.2	2,132.7	1,952.3	N/A
Net fee per settlement	€0.893	€0.865	€0.803	€0.785	N/A

Global FX
Market share %	16.2%	16.5%	16.7%	15.9%	16.4%
ADNV ($ in billions)	$32.5	$37.1	$33.7	$30.2	$31.8
Net capture (per one million dollars traded)	$2.71	$2.65	$2.64	$2.70	$2.77

ADV = average daily volume; ADNV = average daily notional value.

RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.

U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects Cboe’s acquisition of BIDS Trading, effective December 31, 2020. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.

Canadian Equities data reflects the acquisition of MATCHNow effective August 4, 2020. Canadian Equities, “net capture per 10,000  shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for MATCHNow and the number of trading days. Total market share represents MATCHNow volume divided by the total volume of the Canadian Equities market. TSX listed volume market share represents MATCHNow volume divided by the total volume in TSX listed equities.

European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in British pounds divided by the product of ADNV in British pounds of shares matched on Cboe Europe Equities and the number of trading days. EuroCCP data reflects the acquisition of EuroCCP effective July 1, 2020. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.

Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).

Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenue:
Transaction and clearing fees	$618.2	$618.3	$1,381.4	$1,279.8
Access and capacity fees	67.1	55.7	133.5	113.4
Market data fees	62.8	58.7	126.6	114.9
Regulatory fees	36.9	128.7	138.4	265.5
Other revenue	15.8	7.3	31.7	16.6
Total Revenues	800.8	868.7	1,811.6	1,790.2
Cost of Revenues:
Liquidity payments	377.9	415.6	879.7	808.0
Routing and clearing	19.9	17.7	47.0	33.7
Section 31 fees	28.8	119.0	120.7	246.4
Royalty fees	20.3	19.4	40.6	46.8
Other	3.3	0.1	7.5	0.1
Total Cost of Revenues	450.2	571.8	1,095.5	1,135.0
Revenues Less Cost of Revenues	350.6	296.9	716.1	655.2
Operating Expenses:
Compensation and benefits	67.7	54.9	140.0	108.2
Depreciation and amortization	40.6	38.0	82.6	78.5
Technology support services	16.2	12.5	33.4	24.4
Professional fees and outside services	22.4	12.3	38.0	27.2
Travel and promotional expenses	1.9	0.9	3.5	3.0
Facilities costs	5.4	4.1	10.7	8.2
Acquisition-related costs	1.8	9.4	5.2	10.2
Other expenses	4.6	3.1	8.1	7.4
Total Operating Expenses	160.6	135.2	321.5	267.1
Operating Income	190.0	161.7	394.6	388.1
Non-operating Income (Expenses):
Interest expense, net	(12.3)	(7.3)	(24.6)	(14.6)
Other income, net	1.5	2.2	2.1	0.6
Total Non-operating Income (Expenses)	(10.8)	(5.1)	(22.5)	(14.0)
Income Before Income Tax Provision	179.2	156.6	372.1	374.1
Income tax provision	73.7	43.0	129.4	103.1
Net Income	105.5	113.6	242.7	271.0
Net income allocated to participating securities	(0.3)	(0.3)	(0.7)	(0.7)
Net Income Allocated to Common Stockholders	$105.2	$113.3	$242.0	$270.3
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$0.99	$1.04	$2.26	$2.46
Diluted earnings per share	0.98	1.03	2.26	2.45
Weighted average shares used in computing income per share:
Basic	106.8	109.5	107.1	109.9
Diluted	106.9	109.6	107.3	110.1

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Cboe Global Markets, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

June 30, 2021 and 2020

	June 30,	December 31,
(in millions)	2021	2020
Assets
Current Assets:
Cash and cash equivalents	$450.9	$245.4
Financial investments	118.7	92.4
Accounts receivable, net	333.1	337.3
Margin deposits and clearing funds	1,188.2	812.1
Income taxes receivable	39.7	53.1
Other current assets	50.2	26.5
Total Current Assets	2,180.8	1,566.8

Investments	41.1	42.7
Land	2.3	—
Property and equipment, net	95.6	82.6
Property held for sale	—	13.0
Operating lease right of use assets	113.7	111.0
Goodwill	2,899.5	2,895.1
Intangible assets, net	1,670.4	1,729.0
Other assets, net	93.1	76.3
Total Assets	$7,096.5	$6,516.5

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$260.0	$250.0
Section 31 fees payable	120.9	152.9
Deferred revenue	17.2	10.2
Margin deposits and clearing funds	1,188.2	812.1
Income taxes payable	4.8	4.2
Current portion of long-term debt	—	68.7
Current portion of contingent consideration liabilities	12.9	15.2
Total Current Liabilities	1,604.0	1,313.3

Long-term debt	1,298.5	1,135.2
Unrecognized tax benefits	187.5	164.7
Deferred income taxes	384.1	377.6
Non-current operating lease liabilities	134.0	132.1
Contingent consideration liabilities	13.7	17.5
Other non-current liabilities	32.2	27.2
Total Liabilities	3,654.0	3,167.6

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.3	1.2
Treasury stock at cost	(1,337.5)	(1,250.4)
Additional paid-in capital	2,730.7	2,713.3
Retained earnings	1,962.2	1,809.8
Accumulated other comprehensive income, net	85.8	75.0
Total Stockholders’ Equity	3,442.5	3,348.9

Total Liabilities and Stockholders’ Equity	$7,096.5	$6,516.5

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Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include net transaction and clearing fees, adjusted operating expenses, adjusted operating income, organic net revenue, inorganic net revenue, adjusted operating margin, adjusted net income allocated to common stockholders and adjusted diluted earnings per share, effective tax rate on adjusted earnings, adjusted cash, EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted operating income, organic net revenue and adjusted operating expenses, provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.

Organic net revenue, inorganic net revenue, organic non-transaction revenue and organic net revenue guidance: These are non-GAAP financial measures that exclude or have otherwise been adjusted for the impact of our acquisitions for the period or guidance, as applicable. Management believes the organic net revenue growth and guidance measures provide users with supplemental information regarding the company’s ongoing and future potential revenue performances and trends by presenting revenue growth and guidance excluding the impact of the acquisitions.  Revenues from acquisitions that have been owned for at least one year are considered organic and are no longer excluded from organic net revenue from either period for comparative purposes.

Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.

Acquisition-related expenses: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.

The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.

Organic Net Revenue Reconciliation

Table 3	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
Reconciliation of Revenue Less Cost of Revenue to Organic Net Revenue	2021	2020	2021	2020
Revenues less cost of revenues (net revenue)	$350.6	$296.9	$716.1	$655.2
Less acquisitions:
Acquisition revenue less cost of revenues (inorganic net revenue)	$(22.2)	$—	$(49.0)	$—
Organic net revenue	$328.4	$296.9	$667.1	$655.2

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Reconciliation of GAAP and non-GAAP Information

	Three Months Ended		Six Months Ended
Table 4	June 30,		June 30,
(in millions, except per share amounts)	2021	2020	2021	2020
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$105.2	$113.3	$242.0	$270.3
Non-GAAP adjustments
Acquisition-related expenses (1)	1.8	9.4	5.2	10.2
Amortization of acquired intangible assets (2)	30.5	30.0	63.4	62.5
Total Non-GAAP adjustments	32.3	39.4	68.6	72.7
Income tax expense related to the items above	(7.7)	(9.3)	(15.9)	(16.9)
Deferred tax re-measurements	17.7	—	17.7	—
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.1)	(0.2)	(0.5)
Adjusted net income allocated to common stockholders	$147.4	$143.3	$312.2	$325.6

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$0.98	$1.03	$2.26	$2.45
Per share impact of non-GAAP adjustments noted above	0.40	0.28	0.65	0.51
Adjusted diluted earnings per common share	$1.38	$1.31	$2.91	$2.96

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$350.6	$296.9	$716.1	$655.2
Non-GAAP adjustments noted above	—	—	—	—
Adjusted revenue less cost of revenue	$350.6	$296.9	$716.1	$655.2
Operating expenses (3)	$160.6	$135.2	$321.5	$267.1
Non-GAAP adjustments noted above	32.3	39.4	68.6	72.7
Adjusted operating expenses	$128.3	$95.8	$252.9	$194.4
Operating income	$190.0	$161.7	$394.6	$388.1
Non-GAAP adjustments noted above	32.3	39.4	68.6	72.7
Adjusted operating income	$222.3	$201.1	$463.2	$460.8
Adjusted operating margin (4)	63.4%	67.7%	64.7%	70.3%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	179.2	156.6	372.1	374.1
Non-GAAP adjustments noted above	32.3	39.4	68.6	72.7
Adjusted income before income taxes	$211.5	$196.0	$440.7	$446.8

Income tax expense	73.7	43.0	129.4	103.1
Non-GAAP adjustments noted above	(10.0)	9.3	(1.8)	16.9
Adjusted income tax expense	$63.7	$52.3	$127.6	$120.0
Adjusted income tax rate	30.1%	26.7%	29.0%	26.9%

(1) This amount includes professional fees and outside services, severance, facilities expenses, impairment charges and other costs related to the company’s acquisitions.

(2) This amount represents the amortization of acquired intangible assets related to the company’s acquisitions.

(3) The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($1.1 million and $2.2 million in expense for the three months ended June 30, 2021 and 2020, respectively, and $1.4 million and $0.1 million in the six months ended June 30, 2021 and 2020, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income, net” ($1.1 million and $2.2 million in income, expense and dividends in the three months ended June 30, 2021 and 2020, respectively, and $1.4 and $0.1 million in the six months ended June 30, 2021 and 2020, respectively), on the consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”

(4) Adjusted operating margin represents adjusted operating income divided by adjusted revenue less cost of revenue.

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EBITDA Reconciliations

EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. EBITDA margin represents EBITDA divided by revenues less cost of revenues (net revenue). It is presented as supplemental information that the company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related expenses.  EBITDA and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because EBITDA and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenue.

Table 5	Three Months Ended		Six Months Ended
(in millions)	June 30,		June 30,
Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2021	2020	2021	2020
Net income allocated to common stockholders	$105.2	$113.3	$242.0	$270.3
Interest expense, net	12.3	7.3	24.6	14.6
Income tax provision	73.7	43.0	129.4	103.1
Depreciation and amortization	40.6	38.0	82.6	78.5
EBITDA	$231.8	$201.6	$478.6	$466.5
EBITDA Margin	66.1%	67.9%	66.8%	71.2%

Non-GAAP adjustments not included in above line items
Acquisition-related expenses	1.8	9.4	5.2	10.2
Adjusted EBITDA	$233.6	$211.0	$483.8	$476.7
Adjusted EBITDA Margin	66.6%	71.1%	67.6%	72.4%

Table 6
(in millions)	June 30,	December 31,
Reconciliation of Cash and cash equivalents to Adjusted Cash	2021	2020
Cash and cash equivalents	$450.9	$245.4
Financial investments	118.7	92.4
Less deferred compensation plan assets	(25.6)	(24.5)
Less cash collected for Section 31 Fees	(101.4)	(103.0)
Adjusted Cash	$442.6	$210.3

Table 7
(in millions)
Reconciliation of Net Transaction and Clearing Fees –Three Months Ended June 30, 2021 and 2020
	Consolidated		Options Segment		N.A. Equities Segment		Futures Segment		Europe Segment		Global FX Segment
	Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,		June 30,		June 30,		June 30,
	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Transaction and clearing fees	$618.2	$618.3	$283.2	$250.8	$268.0	$325.1	$22.2	$15.8	$33.3	$15.2	$11.5	$11.4
Liquidity payments	(377.9)	(415.6)	(144.1)	(132.0)	(228.4)	(279.4)	—	—	(5.4)	(4.2)	—	—
Routing and clearing	(19.9)	(17.7)	(5.0)	(5.0)	(10.0)	(12.7)	—	—	(4.9)	—	—	—
Net transaction and clearing fees	$220.4	$185.0	$134.1	$113.8	$29.6	$33.0	$22.2	$15.8	$23.0	$11.0	$11.5	$11.4

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